Exhibit 99

Text of Presentation
at
MERRILL LYNCH
Advertising/Marketing, Information and Education Conference
on March 2, 2004

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Bill Kerr

Good morning. It is a pleasure to present and we thank Karl Choi and Lauren Rich Fine for inviting us.

Joining me are Steve Lacy, President of the Meredith Publishing Group and Suku Radia, Chief Financial Officer.

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This presentation contains forward-looking statements and without reading the full disclaimer, I'll remind you there are a number of factors that can affect our businesses and results.

This presentation also contains references to non-GAAP measures such as EBITDA. Financial statements and tables that reconcile the non-GAAP measures to GAAP results are posted on our web site.

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Meredith has met the needs of American families for more than 100 years through service journalism. Each month we reach more than 75 million American consumers through our magazines, books, custom publications, web sites and television stations. Our focus on home and family allows advertisers to reach consumers interested in topics such as remodeling, decorating, cooking and family life.

I'll provide an overview of corporate performance then Steve will discuss Publishing. Suku will then talk about Broadcasting and provide a financial update. Then we will address your questions.

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Let's start with a look at our bottom-line performance. As you can see from this graph, we have rebounded strongly from the difficult period of fiscal 2002, where we all experienced the effects of 9/11 and the recession. Fiscal 2003 was up 30 percent and the First Call consensus estimate has us up an additional 16 percent in fiscal 2004.

This performance is the result of successfully executing the business strategies and marketing initiatives we began in 2001.

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Here is a look at the revenue and operating profit mix between our two business groups.

We have a June 30 fiscal year and in the first half of fiscal 2004, Publishing represented 75 percent of total company revenues and 63 percent of operating profit. Broadcasting contributed 25 percent of revenue and 37 percent of operating profit.

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Our results for the first half of fiscal 2004 were strong despite the challenge of replacing $20.3 million in net political advertising from the first half of the prior year.

As you can see:

  Revenues increased 10%.
  Earnings grew 12%.
  EPS rose 11%.

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Our magazines continued to outperform their peers. This chart shows the percentage point difference between our advertising pages and the PIB average. We have outpaced the industry for three years as consumers and advertisers have turned to our leading home and family magazines.

For all of calendar 2003 our ad pages grew 19% compared to an industry decline of 1%, according to PIB.

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As you can see from this slide, we have outpaced the Broadcasting industry for 10 of the last 12 quarters.

For all of calendar 2003, we were flat while the industry was down 2.3 percent.

As I noted earlier, we faced the difficult task of replacing $20.3 million in net political advertising revenues. Non-political advertising revenues grew 12 percent in the first half of fiscal 2004.

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Our greatest strengths are our major brands, our leadership position in the home and family markets, our ability to speak to the needs of women relating to home and family issues, our television stations in growing markets, and our strong management teams.

To leverage these strengths, we will:

  grow our magazine operations
  extend and develop our brands
  grow our non-magazine businesses
  develop initiatives to capitalize on the growing Hispanic market strengthen our news programming
  aggressively sell against our improved ratings
  create additional revenue sources
  pursue targeted acquisitions

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Before Steve talks to you about Publishing, let me remind you of our long-term financial targets.

We believe earnings per share should grow in the low double digits in non-political years, such as fiscal 2004, and in the mid-to-high teens in political years. In the current year, we are tracking at a rate in the mid-teens.

We believe each business group will improve its margin in the next three fiscal years.

  Publishing's operating margin was 17% in fiscal 2003. We should add a percentage point annually to reach a 20% operating margin in fiscal 2006.
  Broadcasting's EBITDA margin was 30% in fiscal 2003. We should improve that to the 40% level by fiscal 2006.

Now, Steve will give you a detailed look at Publishing.

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Steve Lacy

Thanks, Bill, and good morning to all of you.

Publishing has been a core strength of Meredith for more than 100 years. We publish 17 magazine brands, led by Better Homes and Gardens and Ladies' Home Journal.

Our mid-size magazines, which include MORE, Country Home, Traditional Home and Midwest Living, are very successful. The American Baby Group, which we acquired a year ago, extends our magazine portfolio to reach younger women and families and gives us a start at reaching the growing Hispanic population. We also have a line-up of approximately 160 Special Interest Publications.

We have a significant Internet presence with 26 web sites, and we have a custom publishing operation that serves leading companies. Our book business has been performing extremely well.

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We produced strong results in the first half of fiscal 2004.

  Revenues grew 16%.
  Operating profit increased 20%.
  Operating profit margin increased 50 basis points.

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Demographics will continue to favor Meredith and its focus on women's needs related to home and family. Our target audiences are large and they continue to grow.

Right now, approximately 66% of our customers are age 35 to 64 and 85% of our customers own their homes.

A 2003 Census Bureau housing survey projects these 2000-2010 increases:

  U.S. homeownership is expected to grow to nearly 70%. This translates into 15 million more homeowners in 2010.
  The number of women age 25-64 will grow 16% to 86 million.
  The number of Hispanic households will grow 37%.
  The number of single-person households is growing. (Married couples owned about 60% of total U.S households in the early 1990s and about 50% in 2002.)

We have the right growth strategies to take advantage of these demographics.

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Here is a look at our growth strategies in Publishing. I'll discuss each of these beginning with our magazine operations.

--	Grow and expand magazine portfolio
--	Extend and develop brands
--	Enhance product sales
--	Expand non-magazine operations
--	Capture potential in Hispanic market

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Our magazines performed very well from an advertising perspective in the first half of fiscal 2004. Total ad pages grew 27%.

This slide provides an overview of our largest magazines.

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PIB shows we also increased market share in terms of advertising revenues in the first six months of fiscal 2004. Meredith's overall share was up 1 percentage point to 6.7%.

  Better Homes and Gardens and Ladies' Home Journal increased their share in the women's service field.
  Country Home and Traditional Home achieved healthy share increases as well.

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Our advertising performance is backed by our strong circulation dynamics. Our model is based on long-term direct-to-publisher subscriptions captured primarily through direct mail and, increasingly, the Internet. This model results in higher renewal rates, lower susceptibility to newsstand volatility and higher subscription profitability.

This chart reflects our model and highlights the fact that a significant percentage of the rate base for our largest magazines comes from subscriptions. For example,

  Better Homes and Gardens is 96% subscription-based and Ladies' Home Journal is 91 percent.
  Country Home and MORE are in the upper 80s.
  Midwest Living is in the low 90s.

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Our strong circulation dynamics also drive our growing rate base. This chart highlights the rate bases of our four mid-size titles over the past four years. Whenever we are delivering more copies than we've guaranteed, we've had the opportunity to increase the rate base.

  For Country Home and Traditional Home, which became subscriptions titles in the eighties, we've grown rate base at a compound annual rate in the mid-to-upper single digits.
  For MORE, which was launched in 1998, we grew rate base in the mid-teens.
  For Midwest Living, a regional travel and lifestyle magazine launched in 1987, we grew rate base in the low single digits.

Since 2001, we have grown the rate bases of these titles by a total of 835,000-the equivalent to the launch of another mid-size title.

Over time we expect to increase the rate base of Traditional Home, MORE and Midwest Living to more than 1 million. To put this number in perspective, of all the magazines launched in the last 10 years, only 22 have reached the 1 million threshold.

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We want to broaden our portfolio to reach a wider audience, particularly younger women. Our December 2002 acquisition of the American Baby Group is a perfect example of our execution of this strategy.

There are several benefits to expanding our portfolio and reaching a wider audience.

    It gives us the ability to feed our existing magazines with new subscribers. American Baby, for instance, added 9 million new names to our database.
    It enhances our ad revenues by attracting more advertisers in the auto, apparel, financial and technology categories.
    It helps attract additional talented publishing professionals to Meredith.
    It can be an efficient way to build target areas-health, parenting and fitness.

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Extending our brands is a core Publishing growth strategy. Our past conversations have focused on the Better Homes and Gardens brand. We have been very successful extending its brand through the Internet
  books
  brand licensing arrangements including product sales through our relationships with Wal-Mart and Home Interiors events such as the Better Homes and Gardens' Experience
  approximately 160 special interest publications
  additional subscription titles such as Country Home and Traditional Home, and the Broadcasting Group's Cornerstone programs.

As you can see from the matrix on this slide, we are extending and developing other brands as well. We have extended the American Baby brand through the Internet, brand licensing, consumer events such as the American Baby Faire, annual publications, sampling programs, Hispanic titles, and our Cornerstone programs.

We have extended Ladies' Home Journal through Cornerstones and the Internet.

We have begun to develop MORE's brand, adding The MORE Marathon this spring in New York. To date, nearly 2,000 people have entered to run in the event.

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We have launched initiatives to capitalize on the rapidly growing Hispanic market.

The Department of Housing and Urban Development projects the number of Hispanic households will grow 37% from 2000 to 2010 and will represent 40% of all household growth in the U.S. in that time. By 2010, Hispanic households are projected to represent more than 10 million households, or 13% of all U.S. households.

Research indicates our core competencies-home décor, family advice, and children-are highly relevant to this market.

Presently, we serve the Hispanic market on a limited basis through the American Baby Group, our book operations and our brand licensing arrangement with Home Interiors.

Recently, we hired Ruth Gaviria as Director of Hispanic Ventures. She brings extensive Hispanic marketing experience from People En Espanol, Colgate Palmolive, Miller Brewing, and Procter and Gamble. She is working to develop a co-publishing model around Meredith core home and family editorial competencies. She will increase our emphasis on cultural diversity within our existing publications and lend valuable perspective to our market research and acquisition considerations.

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Growing our non-magazine operations is another of our growth strategies. I'll discuss Integrated Marketing, our custom publishing operations, and then our book business.

For Integrated Marketing,

  Fiscal 2002 reflected the effects of September 11, a weak economy and substantial budget cuts within several client organizations.
  Fiscal 2003 was the strongest year in terms of new business development in Integrated Marketing's history.
  In the first half of fiscal 2004, Integrated Marketing has enjoyed strong revenue and profit growth.

We'll continue our focus on retaining existing relationships and aggressively pursuing new accounts. Recently, we extended our relationships with The Principal Financial Group, DaimlerChrysler, Carnival Cruise Lines and Hunter Douglas. Our DIRECTV relationship has excellent growth potential. We are publishing its monthly programming guide and using our direct-to-consumer circulation expertise to grow the guide's paid subscription base.

We recently reached an agreement with Nestlé to publish and mail customer loyalty magazines that will support approximately 15 product lines as part of its overall customer relationship program.

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Publishing high-quality books based on our brands and those licensed from others continues to produce excellent results. Revenue and profit grew significantly in the first half of fiscal 2004.

Much of our proprietary content is evergreen, which helps to reduce returns from retailers and differentiates our book business. We've supplemented our proprietary content by licensing popular brands like Trading Spaces, HGTV and The Food Network and popular personalities such as Paige Davis, host of Trading Spaces.

This strategy has attracted a larger audience and expanded our distribution channels beyond book stores to other retailers such as The Home Depot; Bed, Bath and Beyond; Linens and Things; and Pep Boys.

I'm pleased to tell you that we have signed an agreement to publish a new book for Marvel tied to the upcoming release of the second Spiderman movie.

Now, Suku will discuss Broadcasting.

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Suku Radia

Thanks, Steve. Here is a graphic of our station group. We have

  6 CBS affiliates
  4 FOX
  1 NBC affiliate
  1 UPN
  a joint marketing agreement with TV Azteca through which we serve the Hispanic market in Las Vegas

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Eight of our stations are in the top 35 markets in the country. Las Vegas, while ranked 51st based on the number of households, is 28th in terms of revenues due to the number of visitors and the area's younger demographics. Most of our markets are growing, particularly Atlanta, Phoenix, Nashville, Kansas City and Las Vegas.

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Our results in the first half of fiscal 2004 reflect the challenge of replacing $20.3 million in net political advertising in the comparable period.

  Non-political revenues grew 12%
  Operating expenses were held in check, and
  EBITDA declined only $5 million in the face of trying to replace over $20 million of political revenues.

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As Bill said, our long-term objective is to increase our EBITDA margin to 40 percent by fiscal 2006.

As you can see, we improved our EBITDA margin more than 600 basis points in calendar 2002. Despite the difficult political comparisons, we improved our margin 80 basis points in calendar 2003.

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Here you can see our growth strategies in Broadcasting

--	Strengthen news
--	Sell aggressively
--	Create Additional Sources
--	Reduce programming costs

I'll discuss each.

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Local television is the optimal medium to deliver the most timely, most comprehensive coverage of local news stories. No other medium can provide live coverage with audio and video of important local events. On average, local news represents 30 to 40 percent of a television station's revenues.

We have made a concerted effort to strengthen our news and have done so now for six ratings periods. Comparing the February 2004 book with that of February 2002 shows our progress under the new Meredith Broadcasting leadership.

As you can see, we have increased our sign-on to sign-off share at many our stations, including those in our largest markets-Atlanta, Phoenix, Portland and Hartford.

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We also have improved our share for the important late news. For our eight metered stations, we improved share by an average of 28 percent in the period shown. This slide highlights the performance of stations in our key markets.

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Improved ratings and share are important, but only if they're translated into revenue. We have done an impressive job of growing revenues.

This chart highlights our revenue growth for the trailing six quarters on a same-station, non-political advertising basis.

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Our Cornerstones programs leverage content from our publishing brands and give our television stations a competitive advantage. These programs package material from our magazines with print ads from local advertisers. The result is a customized mini-magazine delivered to targeted customers in our local TV markets. Revenues in the first half of fiscal 2004 rose more than 60 percent.

Thanks to our aggressive marketing teams, we are publishing Cornerstones more frequently and increasing the number of advertising pages.

We have created additional programs focused on local interests such as college and professional sports, holiday events, and Internet activities.

In a world where media companies talk about the benefits of cross-media programs, we have delivered results.

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We are making a concerted effort to improve purchasing of syndicated programming and to reduce these costs. As you can see from this chart, film amortization was more than $44 million in fiscal 2001. As we cycle through old contracts and make better purchases, these costs have declined. We expect film amortization to be in the low $30 million range in fiscal 2004 and to remain in that range over the next two to three years.

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I'll conclude by sharing our plans to continue the turnaround of Meredith Broadcasting.

  We will work to realize the upside potential in our largest markets. Our stations in Atlanta and Phoenix are both the 4th rated news stations in their respective markets.
  We will further leverage our success in our mid-tier markets. The large broadcasters are focused more on the top 20 markets, so we need to capitalize on our position in our mid-tier markets. From an overall news perspective, we are number 1 in Hartford and number 2 in Portland, Nashville and Kansas City.
  Our CBS affiliates in the Northeast and our Portland duopoly have given us experience at generating cost efficiencies by operating multiple stations from a central location. We will look to find more places to put this valuable experience to work.
  Right now we have 1 UPN and 1 NBC affiliate and no ABC or WB stations. We would like to improve our network diversity and expand our reach while maintaining our geographic diversity.

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Now, I'll wrap up with a quick financial overview.

We are a company that adheres to sound financial principles and follows rigorous reporting practices. We have an extensive quarterly certification and our senior management team is committed setting the right tone top down.

We have an active share repurchase program. During fiscal 2001, 2002 and 2003, we repurchased a total of nearly 3 million shares. Recently, our Board of Directors authorized an additional 2 million shares to be repurchased. Including these shares, we are authorized to repurchase approximately 2.5 million shares.

I will provide you some insight into our dividend program and debt picture in a moment.

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Our debt capacity and ability to generate cash provide the financial flexibility to be opportunistic with respect to acquisitions and growth initiatives. This chart reviews how we have utilized our cash.

In the last four calendar years, we have

    repurchased approximately $160 million of our stock
    invested more than $140 million in capital expenditures
    completed a $120 million major acquisition
    paid $70 million in dividends, and
    reduced debt by $200 million.

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At Dec. 31, 2003, our total debt was $330 million and we remained conservatively leveraged. Per our debt covenants, our debt to trailing-12-month EBITDA ratio was 1.6 times at Dec. 31, 2003, versus 2.2 times at Dec. 31, 2002.

We have consistently reduced debt since our acquisition of WGCL in March of 1999 and the American Baby Group in December of 2002.

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Meredith has paid a dividend for 57 consecutive years. As you can see from this graph, we have increased the dividend for 11 consecutive years.

Recently, we increased our dividend 26 percent to 12 cents per share quarterly for calendar 2004. The dividend increase demonstrates the Board of Directors' commitment to delivering shareholder value and its confidence in the Company's ability to generate strong cash flow from operations.

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Now, let's take a look forward.

Right now, fiscal third quarter magazine advertising ad revenues are running up in the low-to-mid single digits and broadcast pacings are up in the mid-teens. We believe the current First Call consensus estimate of $0.62 per share is achievable.

We believe the current First Call consensus estimate of $2.09 per share for fiscal 2004 is achievable.

I'll turn it back to Bill for final comments.

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Bill Kerr

Thanks, Suku.

I'll close by telling you that both of our business groups are well-positioned to continue their momentum. We are looking forward to a strong fiscal 2004 and are confident we will achieve our long-term financial objectives and build shareholder value over time.

--	Expand Publishing's powerful base
--	Continue Broadcasting's turnaround
--	Strengthen our excellent financial position

Now, we'll take your questions.

INFORMATION RELATING TO
FORWARD-LOOKING STATEMENTS

This presentation and management's public commentary contain certain forward-looking statements that are subject to risks and uncertainties. These statements are based on management's current knowledge and estimates of factors affecting the Company's operations. Actual results may differ materially from those currently anticipated.

Factors that could adversely affect future results include, but are not limited to: downturns in national and/or local economies; a softening of the domestic advertising market; world, national, or local events that could disrupt broadcast television; increased consolidation among major advertisers or other events depressing the level of advertising spending; the unexpected loss of one or more major clients; changes in consumer reading, purchase, order, and/or television viewing patterns; unanticipated increases in paper, postage, printing, or syndicated programming costs; changes in television network affiliation agreements; technological developments affecting products or methods of distribution; changes in government regulations affecting the Company's industries; unexpected changes in interest rates; and any acquisitions and/or dispositions. The Company undertakes no obligation to update any forward-looking statement.